Exhibit 10.47

December 2, 2008

As in effect on March 7, 2007

Table of Contents

1)	Introduction	1

2)	Definitions	1

3)	Retirement	5

4)	Non-Vested Termination of Employment	5

5)	Vested Termination	5

6)	Death	6

7)	Disability	6

8)	Administration	6

9)	Funding	6

10)	Non-Alienation of Benefits	6

11)	Conflicts or Inconsistencies	7

12)	Amendments	7

13)	General Provisions	7

Appendix

1.	Introduction

1.1	The present document constitutes the DC SERP for Designated Executives of Domtar, hereinafter called the “DC SERP”.

1.2	The purpose of the DC SERP is to provide designated executives of the Company with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base Plans, as defined below.

2.	Definitions

2.1	Annual Contribution Credit: for a given calendar year,

a)	For a Member employed in Canada: the excess, if any, of eleven percent (11%) of the Member’s Earnings during the calendar year over:

i)	For a member of the DC Option under the Base Canadian Pension Plan: Company’s contribution to the Base Canadian Pension Plan with respect to the period of that calendar year as a Member of the DC SERP, assuming that the Member would have elected to contribute to the Base Canadian Pension Plan such amount that would result in the maximum Company contribution; and

ii)	For a member of the DB Option under the Base Canadian Pension Plan: the Pension Adjustment of the Member, reduced by the Member’s contribution to the DB Option of the Base Canadian Pension Plan, both with respect to the period of that calendar year as a Member of the DC SERP.

b)	For a Member employed in the United States: the excess, if any, of the percentage of the Member’s Earnings applicable under the Base U.S. Savings Plan for an employee of the same age joining that plan on or after January 1, 2008, as may be amended from time to time, over the sum of Company’s contribution to the Base U.S. Savings Plan and of the credit to the Member for the calendar year under the Base U.S. Pension Plan, if any, in respect of the period of the calendar year as a Member of the DC SERP. For the purposes of this paragraph, a Member who is a U.S. Taxpayer is assumed to contribute to the Base U.S. Savings Plan such amount that would result in the maximum Company contribution.

Nothwithstanding the above, the Annual Contribution Credit for 2007, for executives who were promoted to salary level 26 or over before March 7, 2007 and who became Members of the DC SERP on March 7, 2007, shall be equal to 10/12ths of the amount that would have been calculated above if the DC SERP had been in effect for the entire calendar year.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	1

Annual Contribution Credits are credited by the Company to the DC SERP Notional Account Balance at the end of the calendar year for which they have been determined, or upon Separation from Service if earlier. Commencing in 2009, Annual Contribution Credits shall only be credited in respect of periods of time in which the executive is earning benefits under the applicable Base Plans, depending on country of employment.

2.2	Annual Credited Notional Return: for a given calendar year,

a)	For a Member employed in Canada: notional return calculated at the rate of return obtained by the Balanced Fund under the DC Option of the Base Canadian Pension Plan for the twelve-month period ending on November 30th of the calendar year.

b)	For a Member employed in the United States: notional return calculated at the rate of return obtained by the Balanced Index Fund under the Base U.S. Savings Plan for the twelve-month period ending on November 30th of the calendar year.

In the event of Separation from Service before the end of the calendar year, the notional return calculated under 2.2 (a) and (b) is based on the period beginning on November 30th of the prior calendar year and ending on the last day of the month that is two months prior to the month in which the payment occurs.

Annual Credited Notional Return is applied to the DC SERP Notional Account Balance at the beginning of the calendar year and is credited to the DC SERP Notional Account Balance at the end of the calendar year for which it has been determined, or upon benefit payment if earlier.

Once a year, a Member may elect in writing, prior to November 30 of that calendar year, to have the Annual Credited Notional Return for the following calendar year determined on the basis of:

c)	For a Member employed in Canada: the notional return calculated at the rate of return obtained by the Index Bond Fund under the DC Option of the Base Canadian Pension Plan.

d)	For a Member employed in the United States: the notional return calculated at the rate of return obtained by the Total Bond Market Index Fund under the Base U.S. Savings Plan.

Such election will be applicable to all future years after it is made, until a new election to revert to the funds described in paragraphs 2.2 (a) and (b), as applicable is communicated in writing to the Company. Such election shall be made prior to November 30 of a calendar year to take effect in the following calendar year.

2.3	Base Canadian Pension Plan: the Domtar Pension Plan for Non-Negotiated Employees, as may be amended from time to time.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	2

2.4	Base Plans:

a)	For a Member employed in Canada: the Base Canadian Pension Plan

b)	For a Member employed in the United States: the Base U.S. Pension Plan and the Base U.S. Savings Plan

2.5	Base U.S. Pension Plan: the Domtar U.S. Salaried Pension Plan (Exhibit C), as may be amended from time to time.

2.6	Base U.S. Savings Plan: the Domtar U.S. Salaried 401(k) Plan, as may be amended from time to time.

2.7	Board: the Board of Directors of Domtar Corporation.

2.8	Code: the U.S. Internal Revenue Code of 1986, as amended.

2.9	Company: means Domtar Corporation and any of its subsidiaries or affiliated companies.

2.10	DC SERP Notional Account Balance: shall, at any date whatsoever, be the sum of the Annual Contribution Credits and of the Annual Credited Notional Return in the name of the Member under the DC SERP, as it is reported in the books of the Company.

2.11	Earnings:

a)	For a Member employed in Canada: Earnings as defined under the Base Canadian Pension Plan in respect of periods in which the executive is a Member of the DC SERP.

b)	For a Member employed in the United States: Compensation as defined under the Base U.S. Savings Plan in respect of periods in which the executive is a Member of the DC SERP.

Nothwithstanding the above, Earnings for 2007 for executives who were promoted to salary level 26 or over before March 7, 2007 and who became Members on March 7, 2007 shall be equal to the amount that would have been determined above if the DC SERP had been in effect for the entire calendar year.

2.12	HR Committee: the Human Resources Committee of the Board.

2.13	Member: an executive of the Company from the date his salary grade is 26 or above in accordance with the Company’s compensation scales, but not before March 7, 2007, and who is accruing benefits under the DC SERP. Notwithstanding the above, an executive covered under a grandfathered SERP arrangement is not a Member of the DC SERP. For convenience, a list of such executives covered under a grandfathered SERP arrangement as of March 7, 2007 is included in the Appendix.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	3

2.14	Normal Retirement Date: with respect to a Member, the first day of the month coinciding with or immediately following the Member’s sixty-fifth (65th) birthday.

2.15	Pension Adjustment: shall mean the pension adjustment as defined under the Income Tax Act (Canada), for purposes of determining a deemed value to the DB Option of the Base Canadian Pension Plan.

2.16	Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.17	Separation from Service: occurs (or a Member Separates from Service) when

a)	For a U.S. Taxpayer: the Member ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Member’s death, retirement, or other termination of employment. Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with U.S. Treas. Reg. 1.409A-1(h)(1);

b)	For a Member other than a U.S. Taxpayer: the Member ceases to be employed by the Company as a result of the Member’s death, retirement, or other termination of employment.

2.18	U.S. Taxpayer: a Member who

a)	Is a U.S. citizen; or

b)	Is a foreign national/U.S. permanent resident (“green card” holder); or

c)	Is a foreign national who meets the “substantial physical presence” test during an applicable calendar year; or

d)	Is a “dual status” individual and either

i)	Who declares that he is a U.S. Taxpayer (under (a), (b), or (c) above); or

ii)	Who the Company determines is a U.S. Taxpayer (under (a), (b), or (c) above).

e)	Is subject to U.S. federal income tax under the terms of the Canada-United States Tax Convention (1980) and the Protocols in effect thereunder; or

f)	Whose benefits under this DC SERP are otherwise subject to taxation in the U.S.

Notwithstanding the foreign Member’s declaration of U.S. Taxpayer status, and unless proven otherwise, if the Company’s payroll, human resources, or other records indicate that the Member is a U.S. Taxpayer, then the Member shall be deemed to be a U.S. Taxpayer for the purposes of the DC SERP.

2.19	For the purposes of the present document, the terms and expressions listed below shall have the meaning given to them in the Base Plans:

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	4

a)	Base Canadian Pension Plan:

•	Balanced Fund

•	DB Option

•	DC Option

•	Index Bond Fund

b)	Base U.S. Savings Plan

•	Balanced Index Fund

•	Total Bond Market Index Fund

3.	Retirement

A Member who Separates from Service on or after age 55, after completing two (2) years of service as a Member, or as salary grade 26 or above if earlier, shall receive as soon as practicable from the Company in accordance with the DC SERP, a lump sum payment equal to his DC SERP Notional Account Balance. For a U.S. Taxpayer, such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service and on the same day that benefits under the DB SERP are paid to the U.S. Taxpayer, if any.

A Member, other than a U.S. Taxpayer, may instead irrevocably elect in writing, prior to the first payment of his benefits, to receive the payment of his DC SERP Notional Account Balance over a period not exceeding 10 years in annual installments. The first payment is due upon his retirement date and is equal to his DC SERP Notional Account Balance divided by the number of payments he has elected. Subsequent payments are made on each anniversary of the retirement of the Member in an amount equal to the then remaining DC SERP Notional Account Balance divided by the number of remaining payments he has elected. For the purposes of determining the DC SERP Notional Account Balance at each retirement anniversary, the Annual Credited Notional Return is calculated on the DC SERP Notional Account Balance at the previous retirement anniversary at the rate of return of the appropriate fund over the period from the last day of the second month preceding one anniversary to the last day of the second month preceding the next anniversary. For more certainty, this paragraph does not apply to a U.S. Taxpayer.

4.	Non-Vested Termination of Employment

A Member who Separates from Service, for a reason other than death, before completing two (2) years of service as a Member, or as salary grade 26 or above if earlier, is not entitled to any benefit under the DC SERP.

5.	Vested Termination

A Member who Separates from Service, for a reason other than death, prior to age 55 after completing two (2) years of service as a Member, or as salary grade 26 or above if earlier, shall receive as soon as practicable from the Company in accordance with the DC SERP, a lump sum payment equal to his DC SERP Notional Account Balance. For a U.S. Taxpayer, such payment shall be made within 90 days following the six (6) month anniversary of the date of Separation from Service and on the same day that benefits under the DB SERP are paid to the U.S. Taxpayer, if any.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	5

6.	Death

If a Member Separates from Service by reason of death, his estate shall receive from the Company, in accordance with the DC SERP, a lump sum payment equal to his DC SERP Notional Account Balance. Any such payment shall be made within 90 days of the date of the Member’s death.

7.	Disability

A Member who is considered disabled under the Base Plans, and who continues, on that basis, to accrue credited service, pension credits, or company contributions under such Base Plans, as the case may be, shall continue to accrue Annual Contribution Credits for the purposes of the DC SERP, on the basis of his salary rate at the time his disability began.

Benefits will only be paid from the DC SERP upon the Member’s actual Separation from Service, as described in Sections 3, 4, 5 or 6 above, as applicable.

8.	Administration

The HR Committee is responsible for the administration of the DC SERP, the supervision of its application and the interpretation of its provisions.

With respect to a Member other than a U.S. Taxpayer, the HR Committee may, at its discretion, approve other settlement options of benefits payable under this Plan. For more certainty, this paragraph does not apply to a U.S. Taxpayer.

9.	Funding

Benefits under the DC SERP are not funded. They are paid from the Company’s general revenues.

10.	Non-Alienation of Benefits

No benefit payable under the provisions of the DC SERP shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	6

11.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the DC SERP and the provisions of the Base Plans, the provisions of the DC SERP shall prevail.

12.	Amendments

The Company reserves the right to amend or terminate the DC SERP at any time. Subject to Section 13.6, no change or termination shall adversely affect any benefits that have accrued up to the effective date of such change, which effective date shall not precede the date on which the change is communicated to the Member. Notwithstanding the foregoing, any amendment to this DC SERP which is the result of a change to the Base Plans shall take effect as of the same date as applicable in respect of the amendment to the Base Plans.

13.	General Provisions

13.1	Currency

All amounts under the DC SERP shall be in Canadian currency for Members employed in Canada, and in U.S. currency for Members employed in the United States.

13.2	Withholding and reporting

All payments under the DC SERP are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

13.3	Interpretation

The DC SERP shall be interpreted, with respect to a Member, in accordance with the laws of the same jurisdiction as applicable for purposes of the Member’s employment agreement with the Company, which is in force at the relevant time, or in the absence of an employment agreement, with the law of the Province of Québec for a Member employed in Canada, and with the law of the State of South Carolina for a Member employed in the United States.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	7

13.4	Entire Agreement

Except to the extent expressly contemplated by the HR Committee at the time of adoption of the DC SERP, the DC SERP supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company and the Member regarding any retirement benefits to be provided to the Member in excess of those that may be payable in accordance with the provisions of the Base Plans.

13.5	Severability

Should any of the provisions of the DC SERP and/or conditions be illegal or not enforceable, it or they shall be considered severable and the DC SERP and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

13.6	Enurement

The DC SERP shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Member.

13.7	Section 409A

Neither the Company nor any of its directors, officers or employees shall have any liability to a Member in the event Section 409A applies to any benefit paid or provided pursuant to the DC SERP in a manner that results in adverse tax consequences for the Member or any of his or her beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under the DC SERP if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	8

APPENDIX

Executives covered under a grandfathered SERP arrangement as at March 7, 2007

Steven Barker

Kevin Bélanger

Guy Boucher

Roger Brear

Gerald Gray

Timothy Houle

Gérard Lacombe

James Lenhoff

Martin Lorrion

Dominic Maiorino

Stewart Marcoux

Gildas Minville

Gilles Pharand

Raymond Royer

Louis Schiavone

Ross Stairs

Nicholas Willis

DC SERP for Designated Executives of Domtar As in effect on March 7, 2007	9